EXHIBIT 10.1

MODIFICATION TO CREDIT AGREEMENT

This Modification to Credit Agreement ("Modification") is made as of October 13, 2009, by and among OWENS FINANCIAL GROUP, INC. (“Borrower”) and CALIFORNIA BANK & TRUST, FIRST BANK, formerly FIRST BANK & TRUST, and CITY NATIONAL BANK (which are collectively known as “Lenders”).

RECITALS

A.           Pursuant to the terms of a Credit Agreement ("Credit Agreement") between Lenders and Borrower dated as of August 31, 2001, Lenders agreed to make Revolving Loans to Borrower up to the credit limit of the principal sum of $20,000,000.  California Bank & Trust is the agent of Lenders under the Credit Agreement (“Agent”).  The Credit Agreement was amended by a Modification to Credit Agreement, dated February 28, 2002, executed by the parties that, among other things, added Swing Loans to the facility.  The Revolving Loans and Swing Loans are collectively referred to as “Loans.”  By further Modification to Credit Agreement, dated August 16, 2002, executed by the parties, the “Amount of Aggregate Commitment” for each Lender was reduced and the provisions related to Swing Loans and Borrowing Procedures were amended.  By a Modification to Credit Agreement, dated July 31, 2003, the “Commitment Termination Date” in Section 1.1 of the Credit Agreement was extended to July 31, 2005.  By a Modification to Credit Agreement, dated September 13, 2004, among other things, the “Amount of Aggregate Commitment” for the Lenders was adjusted and financial covenants were changed.  By further Modifications to Credit Agreement, dated July 31, 2005 and September 30, 2005, the Commitment Termination Date in Section 1.1 of the Credit Agreement was extended first to September 30, 2005 and then to July 31, 2007 with other adjustments.  By a Modification to Credit Agreement, dated June 1, 2006, section 11.1(e)(iii) of the Credit Agreement was amended.  By another Modification to Credit Agreement, dated August 15, 2006, compliance with Section 11.25 of the Credit Agreement through September 30, 2006 was waived.  By a further Modification to Credit Agreement, dated August 31, 2006, Section 11.1 of the Credit Agreement, entitled “Financial Statements and Other Information,” was modified.  The Credit Agreement was again amended by a Modification to Credit Agreement, dated July 20, 2007, by which the Commitment Termination Date was extended to July 31, 2009.  The Credit Agreement was further amended by a Modification to Credit Agreement, dated November 7, 2007, by which section 11.15, entitled “Restricted Payments,” was replaced.  The Credit Agreement was again amended by a Modification to Credit Agreement, dated March 31, 2008, by which the Commitment Termination Date was extended, and certain covenants were changed, among other things.  The Credit Agreement was most recently amended by a Modification to Credit Agreement, dated March 27, 2009, by which the interest rate was adjusted.

B.           The Loans were evidenced by promissory notes executed by Borrower in favor of each of the Lenders.

C.           In response to Borrower's request and in reliance upon Borrower's representations made to Lenders in support thereof, Lenders have agreed to further modify the terms of the Credit Documents, as set forth in this Modification.  Capitalized terms shall have the meanings assigned to them in the Credit Agreement except as set forth in this Modification.

AGREEMENT

NOW, THEREFORE, Borrower and Lenders agree as follows:

1.  Adoption of Recitals.  Borrower hereby represents and warrants that each of the recitals set forth above is true, accurate and complete.

2.  Conditions Precedent.  This Modification shall become effective only upon Borrower's delivery or satisfaction of the following conditions in form and substance acceptable to Agent:

(a)  There shall be no Event of Default under the Credit Agreement;

(b)      Borrower shall execute this Modification;

(c)  Borrower shall pay to Agent all of Agent’s attorneys' fees incurred in the preparation of this Modification and all out-of-pocket fees incurred by Agent in connection with this Modification; and

(d)  Borrower shall provide any other items or documents required by Agent in connection with the consummation of this transaction.

      3.      Conditions Subsequent.            By October 30, 2009, Borrower shall perform the following conditions subsequent;

(a)           Borrower shall deliver Deeds of Trust in form satisfactory to Agent on parcels of real property owned by Borrower, which Deeds of Trust shall be recorded in the office of the county recorder for the county in which the real property is located.  Borrower shall also execute and deliver to Agent Assignments of Promissory Notes and related Assignments of Deeds of Trust (collectively “Assignments”) in form acceptable to Agent for note receivables in favor of Borrower.  The Assignments shall be accompanied by the original promissory note for the related note receivable. The real property for which Deeds of Trust are to be provided and the notes receivable related to the Assignments shall be selected by Agent in its absolute discretion.

(b)           Borrower shall provide Agent with title insurance for the Deeds of Trust delivered to Agent under subsection (a) above in form, substance and amount acceptable to Agent.

4.  Representations and Warranties.  Borrower hereby represents and warrants that no event of default, breach or failure of condition has occurred or exists, or would exist with notice or lapse of time, or both, under any of the Credit Documents, and all representations and warranties of Borrower in this Modification and the other Credit Documents are true and correct as of the date of this Modification and shall survive the execution of this Modification.

5.  Modification of Loan Documents.  The Credit Documents are hereby supplemented, amended and modified according to the following, which changes shall supersede and prevail over any existing and conflicting provisions thereof:

(a)           The Lenders shall not be required to make further Loans or issue Letters of Credit under the Credit Agreement;

(b)           The definition of “Commitment Termination Date” in Section 1.1 of the Credit Agreement is amended by deleting the date “July 31, 2009” and inserting “July 30, 2010” in its place.

(c)           The definition of “Tangible Net Worth” in Section 1.1 of the Credit Agreement is deleted and replaced with the following:

Tangible Net Worth” means, at any time, for any Person, the total of shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of such Person prepared in accordance with GAAP, less the sum of (i) the total amount of any intangible assets, (ii) receivables due from shareholders, and (iii) advances to Affiliates, plus Subordinate Debt owed to former shareholders and Borrower’s loans (net of reserves) to and Investments in OMIF.  Intangible assets shall include patents and trademarks and any investment now existing or later made in non-affiliated public or private companies  .

(d)           Although no further advances are required, the “Amount of Aggregate Commitment” for Loans as provided on the execution pages of the Credit Agreement for each Lender shall be modified as follows:

$6,989,000.00 in the case of California Bank & Trust;

$3,494,500.00 in the case of First Bank; and

$3,494,500.00 in the case of City National Bank.

(e)           Article 4 of the Credit Agreement, entitled “Notes Evidencing Loans and Payment of Principal,” is deleted and replaced with the following:

ARTICLE 4                      NOTES EVIDENCING LOANS AND PAYMENT OFPRINCIPAL

Revolving Notes.  The Revolving Loans shall be evidenced by the Revolving Notes executed by Borrower, which shall be made payable to the order of each Lender. All accrued interest on the Loans will be paid on the first day of each successive month commencing on November 1, 2009.  Principal on the Loans shall be paid in monthly installments of $110,000 commencing November 1, 2009 with any unpaid principal and interest due on the Commitment Termination Date. In the event that Borrower liquidates any real estate or other investment asset, the proceeds thereof, less such seller costs as Agent shall deem reasonable in the exercise of its absolute discretion, shall be paid to Lenders for application to principal on the Loans.  All payments of principal received by Borrower on its note receivables, other than the currently due installment (other than at maturity), shall be remitted to Lenders for application to the outstanding principal balances on the Loans.  All Revolving Loans and all payments of principal thereof shall be evidenced by each Lender in its records or, at such Lender’s option, on the schedule attached to its Revolving Notes, which records or schedules shall be presumptive evidence of the subject matter thereof.

(f)           Section 5.1 of the Credit Agreement, entitled “Interest,” is modified bydeleting subsection (a) thereof and replacing it with the following:

Loans.  The unpaid principal amount of each Loan shall bear interest prior to maturity at a rate per annum equal to the Reference Rate plus one and one-half percentage points (R + 1.50%)in effect from time to time but in no event shall interest accrue at less than seven and one half percent (7.50%) per annum

(g)           Section 11.7 of the Credit Agreement, entitled “Minimum Tangible Net Worth,” is deleted and replaced with the following:

Minimum Tangible Net Worth.  With respect to Borrower as of the end of each fiscal quarter, Borrower shall not permit or suffer Tangible Net Worth to be less than $20,000,000.

(h)           Section 11.8 of the Credit Agreement, entitled “Total Funded Debt to Tangible Net Worth Ratio,” is deleted and replaced with the following:

Total Funded Debt to Tangible Net Worth Ratio.  With respect to Borrower as of the end of each fiscal quarter, Borrower shall not permit or suffer the ratio of Total Funded Debt to Tangible Net Worth to exceed 0.75:1.00

(i)           Section 11.9 of the Credit Agreement, entitled “Profitability” is deleted and replaced with the following new covenant:

Cash Flow Coverage.  With respect to Borrower as of the end of each fiscal quarter, Borrower shall not permit or suffer a trailing twelve month Cash Flow Coverage of less than 1.50 to 1.  “Cash Flow Coverage Ratio” means the ratio of EBITDA to the sum of the following:  interest expense and non-tax-related dividends.

(j)           Section 11.15 of the Credit Agreement, entitled “Restricted Payments,” is deleted and replaced with the following:

Restricted Payments.  Borrower shall not purchase or redeem any shares of its stock, declare or pay any dividends thereon, make any distribution to stockholders or set aside any funds for any such purpose (except to the extent necessary to satisfy stockholders’ income tax liability arising from their stock ownership in Borrower), and not prepay, purchase or redeem any Subordinated Debt prior to maturity

(k)           Section 11.16 of the Credit Agreement, entitled “Indebtedness,” is deleted and replaced with the following:

Indebtedness.  The Borrower shall not incur or permit to exist any new Indebtedness following the date of this Agreement except Indebtedness of Borrower incurred under this Agreement and the Notes, incurred under Borrower’s continuing guaranty of the indebtedness of OMIF to Lenders, or incurred to pay down the Loans.

(l)            Section 11.1 of the Credit Agreement, entitled “Financial Statements and Other Information,” is modified by adding the following subsection (vi):

within fifteen (15)days of the end of each month, a monthly delinquency report and monthly cash flow forecast in form acceptable to Agent and certified by Borrower’s chief financial officer, vice president responsible for accounting, controller or vice president

6.  Security Instruments.  The Credit Documents which recite that they are security instruments shall secure, in addition to any other obligations secured thereby, the payment and performance by Borrower of all obligations under the Credit Documents, as modified hereby, and any amendments, modifications, extensions or renewals of the same which are hereafter agreed to in writing by the parties.

7.  Governing Law.  This Modification shall be construed, governed and enforced in accordance with the laws of the State of California.

8.  Interpretation.  No provision of this Modification is to be interpreted for or against either Borrower or Lenders because that party, or that party's representative, drafted such provision.

9.  Full Force and Effect.  Except as set forth herein, all other terms and conditions of the Loan Documents shall remain in full force and effect.

10.    Reaffirmation.  Borrower hereby acknowledges, reaffirms and confirms its obligations under the Credit Documents, as amended and modified by this Modification.

11.    Entire Agreement.  This Modification and the Credit Documents represent the entire agreement of the parties and supersede all prior oral and written communication between the parties.  If there is any conflict between this Modification and any documents referred to herein, this Modification shall prevail.  No amendment of this Modification shall be valid unless it is in writing and is signed by the parties to this Modification.

IN WITNESS WHEREOF, the parties have executed this Modification as of the day and year first above written.

SIGNATURES APPEAR ON THE FOLLOWING PAGES

OWENS FINANCIAL GROUP, INC.,
a California corporation

By:           /s/ Bryan H. Draper
Name:      Bryan H. Draper
Title:        Chief Financial Officer

2221 Olympic Boulevard
Walnut Creek, CA 94595
Fax: (925) 935-1486

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CALIFORNIA BANK & TRUST, a California
banking corporation

By:           /s/ Carmen Sanz
Name:      Carmen Sanz
Title:        Vice President

By:
Name:
Title:

San Francisco Corporate Banking
465 California Street, First Floor
San Francisco, CA 94104
Fax:  415/875-1456

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FIRST BANK, a Missouri banking corporation, formerly FIRST BANK & TRUST

By:           /s/ William G. Nelle, Jr.
Name:      William G. Nelle, Jr.
Title:        SVP

By:
Name:
Title:

Commercial and Private Banking
550 Montgomery Street
San Francisco, CA 94111
Fax:  415/398-7190

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CITY NATIONAL BANK, a national
banking corporation

By:           /s/ Kevin P. McKenna
Name:      Kevin P. McKenna
Title:        Vice President

By:
Name:
Title:

 Address:    555 South Flower Street, 16th Floor
                      Los Angeles, CA 90071
Fax:               213-673-8958

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